Exhibit 99.1

Computation of Ratio of Earnings to Fixed Charges

and Preferred Stock Dividend Requirements

(in thousands, except ratios)

	Six months
	ended	Year Ended December 31,
	June 30, 2012	2011	2010	2009	2008	2007
Excluding interest on deposits
Income before income taxes	$89,288	$45,638	$33,004	$2,043	$109,579	$97,763
Fixed charges:
Interest expense	27,900	84,840	83,226	74,713	92,822	59,731
Interest within rental expense	3,614	5,512	4,950	4,807	4,302	3,225

Total fixed charges	31,514	90,352	88,176	79,520	97,124	62,956

Total earnings and fixed charges	$120,802	$135,990	$121,180	$81,563	$206,703	$160,719

Total fixed charges, as above	$31,514	$90,352	$88,176	$79,520	$97,124	$62,956

Ratio of earnings to fixed charges	3.83	1.51	1.37	1.03	2.13	2.55

Including interest on deposits
Total earnings and fixed charges, as above	$120,802	$135,990	$121,180	$81,563	$206,703	$160,719
Add: Interest on deposits	35,103	76,778	103,963	160,295	205,946	190,523

Total earnings, fixed charges and interest on deposits	$155,905	$212,768	$225,143	$241,858	$412,649	$351,242

Fixed charges, as above	$31,514	$90,352	$88,176	$79,520	$97,124	$62,956
Add: Interest on deposits	35,103	76,778	103,963	160,295	205,946	190,523

Total fixed charges including interest on deposits	$66,617	$167,130	$192,139	$239,815	$303,070	$253,479

Ratio of earnings to fixed charges	2.34	1.27	1.17	1.01	1.36	1.39

Computation of Ratio of Earnings to Fixed Charges

and Preferred Stock Dividend Requirements

(in thousands, except ratios)

	Six months ended June 30, 2012	Year ended December 31, 2011
Excluding interest on deposits
Income before income taxes	$89,288	$45,638
Fixed charges:
Interest expense	27,900	84,840
Interest within rental expense	3,614	5,512

Total fixed charges	31,514	90,352

Total earnings and fixed charges	120,802	135,990
Adjustment:
Reduction of interest expense resulting from debt offering and use of proceeds therefrom	(4,848)	(9,085)

Total earnings, fixed charges, and adjustments	$115,954	$126,905

Fixed charges, as above	$31,514	$90,352
Adjustment, as above	(4,848)	(9,085)

Total Fixed charges and adjustment	$26,666	$81,267

Ratio of earnings to fixed charges	4.53	1.67